As filed with the Securities and Exchange Commission on December 20, 1996

                                                 File No.  333-________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            Form S-8
                     REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933



                   DOMINION RESOURCES, INC.
    (Exact name of registrant as specified in its charter)

          VIRGINIA                                   54-1229715
(State or other jurisdiction of incorporation     (I.R.S. Employer
  or organization)                              Identification No.)

         901 EAST BYRD STREET, RICHMOND, VIRGINIA 23219
  (Address of principal executive office, including zip code)

                    DOMINION RESOURCES, INC.
             EXECUTIVES' DEFERRED COMPENSATION PLAN
                    (Full Title of the Plan)

             L. R. Robertson, Senior Vice President
        W. H. Riggs, Jr., Assistant Corporate Secretary
                    DOMINION RESOURCES, INC.
          901 E. Byrd Street, Richmond, Virginia 23219
            (Name and address of agent for service)

                         (804) 775-5700
 (Telephone number, including area code, of agent for service)

              CALCULATION OF REGISTRATION FEE (1)

Title of Each                       Proposed  Proposed
Class of                            Maximum   Maximum
Securities to         Amount to be  Offering  Aggregate  Amount of
be Registered (2)     Registered    Price Per Offering   Registration
                                    Share     Price      Fee

Deferred Compensation
obligations . . . . . $5,000,000    100%     $5,000,000  $1,516
__________
(1) Computed in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.
(2) The Deferred Compensation Obligations are unsecured obligations of the registrant under the Dominion Resources, Inc. Executives' Deferred Compensation Plan (the Plan), pursuant to which the registrant will be obligated to pay in cash at a later time compensation amounts currently deferred by participants, subject to adjustment upward or downward, all as provided by the terms of such Plan.
                              PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

    Not required to be filed.

Item 2.  Registrant Information and Employee Plan Annual Information.

    Not required to be filed.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed by Dominion Resources, Inc. (Dominion Resources) with the Securities and Exchange Commission (the Commission) are incorporated herein by reference and made a part hereof: (I) the Dominion Resources' Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

    In addition, all documents filed by Dominion Resources pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of the Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration state-ment and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

    Under the Dominion Resources Executives' Deferred Compensation Plan (the
Plan), Dominion Resources will provide eligible employees of Dominion Resources and its affiliates with the opportunity to elect to defer a specified percentage of their cash compensation in future periods. The obligations of Dominion Resources under the Plan (the Obligations) will be unsecured general obligations to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of Dominion Resources from time to time outstanding. Because Dominion Resources is a holding company, the right of Dominion Resources, hence the right of creditors of Dominion Resources (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganiza-tion or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Dominion Resources itself as a creditor may be recognized.

    The amount of compensation to be deferred by each participant (the Deferral Account) will be determined in accordance with the Plan based on elections by the participant. Each Deferral Account generally will be payable in cash on a date selected by the participant in accordance with the terms of the Plan. The Deferral Account will be indexed to one or more investment options (which, among others, include Dominion Resources common stock as well as one or more mutual funds) chosen by each participant from a list of such investment options. Each Deferral Account will be adjusted to reflect the investment experience of the selected investment option or options, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

    A participant's right or the right of any other person to the Deferral Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

    The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of Dominion Resources, or through operation of a mandatory or optional sinking fund or analogous provision. Dominion Resources reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her Deferred Account as of the date of such amendment or termination.

    The Obligations are not convertible into another security of Dominion Resources. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Dominion Resources. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Article VI of Dominion Resources' Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion Resources is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

    In addition, Article VI of Dominion Resources' Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (I) the amount specified in the corporation's articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion Resources' Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

  Dominion Resources has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion Resources against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion Resources and (2) Dominion Resources to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits:

  4(i)  --   Articles of Incorporation  of Dominion Resources as in effect on
             May 4, 1987 (Exhibit 3(i), Form 10-K for the fiscal year ended
             December 31, 1993, File No. 1-8489, incorporated by reference).
  4(ii) --   Bylaws of Dominion Resources as in effect on September 21, 1994
             (Exhibit 3(ii), Form 10-K for the fiscal year ended December 31,
             1994, File No. 1-8489, incorporated by reference).
  5   --     Opinion of Thomas F. Farrell, II, Esq., Vice President and General
             Counsel of Dominion Resources, Inc. (filed herewith).
  23(i) --   Consent of Deloitte & Touche LLP (filed herewith).
  23(ii --   Consent of Thomas F. Farrell, II, Esq. (included in Exhibit 5).
  24  --     Powers of Attorney (included herein).
  99  --     Dominion Resources, Inc. Executives' Deferred Compensation Plan
             (filed herewith).

Item 9.  Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 13(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securi-ties Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express-ed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       POWERS OF ATTORNEY

     Each person whose signature appears below hereby authorizes either agent for service named in the registration statement as attorney-in-fact, to sign on his behalf individually and in each capacity stated below and file all amend-ments and post effective amendments to the registration statement, and Dominion Resources hereby confers like authority to sign and file on its behalf.

                            SIGNATURES
   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 20th day of December, 1996.

                                   DOMINION RESOURCES, INC.

                                   By /s/THOS. E. CAPPS
                                   (Thos. E. Capps, Chairman of the Board
                                    of Directors, President and Chief
                                    Executive Officer)

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the 20th day of December, 1996.

      Signature                                 Title

/s/JOHN B. ADAMS, JR.
John B. Adams, Jr.                        Director

/s/JOHN B. BERNHARDT
John B. Bernhardt                         Director

/s/THOS. E. CAPPS
Thos. E. Capps                            Chairman of the Board of Directors,
                                          President (Chief Executive Officer)
                                          and Director

/s/BENJAMIN J. LAMBERT, III
Benjamin J. Lambert, III                  Director

/s/RICHARD L. LEATHERWOOD
Richard L. Leatherwood                    Director

/s/HARVEY L. LINDSAY, JR.
Harvey L. Lindsay, Jr.                    Director

/s/K. A. RANDALL
K. A. Randall                             Director

/s/WILLIAM T. ROOS
William T. Roos                           Director

        Signature

 /s/FRANK S. ROYAL
Frank S. Royal                            Director

/s/JUDITH B. SACK
Judith B. Sack                            Director

/s/S. DALLAS SIMMONS
S. Dallas Simmons                         Director

/s/ROBERT H. SPILMAN
Robert H. Spilman                         Director

/s/LINWOOD R. ROBERTSON
Linwood R. Robertson                      Senior Vice President
                                          (Chief Financial Officer)

/s/J. L. TRUEHEART
J. L. Trueheart                           Vice President and Controller
                                          (Principal Accounting Officer)